UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2013

CECIL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-24926	52-1883546
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

127 North Street, PO Box 568
Elkton, Maryland	21922-0568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 398-1650
___________________________________________________

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

CECIL BANCORP, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2013, the Board of Directors (the “Board”) of Cecil Bancorp, Inc. (the “Company”) appointed, effective immediately, Gregg J. Wagner, age 52, as President, Chief Executive Officer and Director of the Company.  An experienced banking executive, Wagner will report to the Board.  He replaces Mary Halsey who has served as President and Chief Executive Officer since 1995.  Also effective immediately, On April 24, 2013, Ms. Halsey was named Chief Operating Officer and replaced Brian Hale who will now serve as the Chief Information Officer.  Ms. Halsey was also appointed as the Vice Chairman of the Board, replacing Mark Saunders who will remain on the Board.

Mr. Wagner is a Certified Public Accountant with over 30 years of community banking experience.  From June 2012 through January 2013 he was a Managing Partner with The Kafafian Group providing consulting services to the financial industry. Mr. Wagner was President and Chief Executive Officer of Brooklyn Federal Bancorp, Inc. from 2011 until it sold to Investors Bancorp, Inc. in January, 2012.  From 2008 through 2010, Mr. Wagner was President and Chief Executive Officer of Allegiance Bank of North America, located in Bala Cynwyd, Pennsylvania. From 2007 through 2008, Mr. Wagner was Chief Financial Officer at Royal Bank of America, Narberth, Pennsylvania. From 1994 through 2006, Mr. Wagner was employed as an executive officer of Harleysville National Corporation and served as President and Chief Executive Officer from 2005 through 2006.  Mr. Wagner holds a M.S. degree in finance from Drexel University and a B.S. degree in accounting from Clarion University of Pennsylvania.

Mr. Wagner was chosen to serve on the Board because the Board believes that with his extensive community banking experience he is well-positioned to help guide the Company through its current challenges and lead the Company going forward.

Ms. Halsey, age 51, served as President and Chief Executive Officer of the Company and Cecil Bank since July 1995. Ms. Halsey joined Cecil Bank in 1980 and has been employed in various capacities since that time, including the positions of Chief Operating Officer and Principal Financial and Accounting Officer, which she held from 1993 until becoming President and Chief Executive Officer in 1995. Ms. Halsey is a director and officer of the Southeastern Conference of Community Bankers, Inc. In March 2008, Ms. Halsey was appointed as a member of the Maryland Transportation Authority Board to serve a three year term. She is currently serving her second term. Ms. Halsey serves as a board member of Canton Development and Canton Railroad.  Ms. Halsey is also a member of the Board of the Boys and Girls Club of Cecil County. Ms. Halsey is a past director of the Maryland Bankers Association, and formerly served as Chairman of the Consumer Education Council. Ms. Halsey previously served as Trustee of Mt. Aviat Academy, and Secretary of the Northern Chesapeake Hospice Foundation. She is a member of Church of the Good Shepherd Parish. She has previously served as Vice President and Director of the North East Chamber of Commerce, as Director of the Union Hospital of Cecil County Health System, Inc., and Director of the YMCA of Cecil County, Maryland. Her many years of service in many areas of operations at the Bank and duties as President and Chief Executive Officer of the Company and the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces and makes her well-suited to educating the Board on these matters.

In connection with Mr. Wagner’s appointment as President, Chief Executive Office and a Director of the Company, a letter agreement between the Company and Mr. Wagner became effective as of April 24, 2013 (the “Letter Agreement”).  The Letter Agreement provides for an initial annual base salary of $260,000 per year and a monthly automobile allowance of $650.  The Letter Agreement also provides that Mr. Wagner will be granted options (the “Wagner Options”) to acquire 100,000 shares of common stock of the Company pursuant to the Company’s 2009 Equity Incentive Plan upon the redemption or sale of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of the Company issued to the United States Department of the Treasury as part of the Troubled Asset Relief Program (the “TARP Shares”).  The exercise price of the Wagner Options will equal the fair market value of the Company’s common stock on the date they are granted.  The Wagner Options will vest in equal annual installments over five years or upon a change-in-control of the Company, commencing upon the redemption or sale of the TARP Shares.  The Wagner Options will be subject to the other terms and conditions of the Company's 2009 Equity Incentive Plan and the option agreements thereunder.

In connection with Ms. Halsey’s appointment as Chief Operating Officer, the Company agreed that it will also grant to Ms. Halsey options (the “Halsey Options”) to acquire 100,000 shares of common stock of the Company pursuant to the Company’s 2009 Equity Incentive Plan upon the redemption or sale of the TARP Shares.  The exercise price of the Halsey Options will equal the fair market value of the Company’s common stock on the date they are granted.  The Halsey Options will vest in equal annual installments over five years or upon a change-in-control of the Company, commencing upon the redemption or sale of the TARP Shares.  The Halsey Options will be subject to the other terms and conditions of the Company's 2009 Equity Incentive Plan and the option agreements thereunder.

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A press release discussing these management and Board changes at the Company is attached to this Report as Exhibit 99.1 and is incorporated by reference into this Report.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated April 29, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECIL BANCORP, INC.

April 29, 2013	By:	/s/ Mary B. Halsey
Mary B. Halsey Chief Operating Officer and Vice Chairman

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